EXHIBIT 99
                              CHANGE IN FISCAL YEAR

The Board of Directors on May 21, 2001 voted to change the Corporation's fiscal year to December 31st. The next fiscal year end is December 31, 2001. Accordingly, the first SEC report affected by this change will be the Form 10-K, covering the nine month transition period.